+--------+
| Form 5 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[ ] Check this box if
    no longer subject    ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

[X] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported
-------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

       Olson                       Richard                          D.
   ----------------------------------------------------------------------------
       (Last)                      (First)                        (Middle)

        1428 11th St. SW
   ----------------------------------------------------------------------------
                                  (Street)

        Minot                       ND                                  58701
   ----------------------------------------------------------------------------
       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol   ND Holdings, Inc. - NDHI
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year   12/01
                             --------------------------------------------------


5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)
   President
-------------------------------------------------------------------------------



TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

---------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Trans-   3. Trans-   4. Securities Acquired (A)   5. Amount of     6. Owner-   7. Nature
   (Instr. 3)             action      action      or Disposed of (D)           Securities       ship        of In-
                          Date        Code        (instr. 3, 4 and 5)          Beneficially     Form:       direct
                          (Month/     (Instr. 8)                               Owned at         Direct      Bene-
                          Day/                                                 End of           (D) or      ficial
                          Year)                                                Issuer's         Indirect    Owner-
                                                         (A) or                Fiscal Year      (I)         ship
                                               Amount    (D)       Price       (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                  5,380.752         D
----------------------------------------------------------------------------------------------------------------------
                                                                              23,530.35          I     by Trust(ESOP)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)



TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
(e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Securities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                               -----------------------------
                                                                     (A)         (D)

--------------------------------------------------------------------------------------------
 Common Stock Warrants     1.62
 (Right to Buy)
--------------------------------------------------------------------------------------------
 Common Stock Options      0.85        10/01/01       J-1          200,000
 (Option to Buy)
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------



TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

-----------------------------------------------------------------------------------------------------------------
1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cisable and    Underlying Securities     of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deriv-     ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion        Title   Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                                (Instr.4)    (Instr. 4)
-----------------------------------------------------------------------------------------------------------------
 Common Stock Warrants                   Common Stock  17,698                  17,698         D
 (Right to Buy)
--------------------------------------------------------------------------------------------------------------
 Common Stock Options
 (Option to Buy)                         Common Stock  200,000       J-1       200,000        D
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

Explanation of Responses:

J-1: The reporting party acquired the options through a contractual grant by the Board of Directors.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               /s/  Richard D. Olson                 02/11/02
                              --------------------------------     ------------
                              **Signature of Reporting Person          Date